Exhibit 3.30

ARTICLES OF ORGANIZATION

OF

PHOENIX (MD.) REALTY, LLC

The undersigned, in order to form a limited liability company under the laws of the State of Maryland, hereby CERTIFIES AS FOLLOWS:

FIRST: The name of the limited liability company is Phoenix (Md.) Realty, LLC.

SECOND: The latest date on which such limited liability company (the “Company”) will dissolve is December 31, 2048.

THIRD: The purpose of the Company is: (i) to acquire, take, hold, own, deal in, develop, equip, operate, mortgage or otherwise lien, and to lease, sell, exchange, transfer, or, in any matter whatever, to dispose of real property within or without the State of Maryland, wherever situated; and (ii) to engage in any lawful business and to act for any lawful purpose or purposes for which a limited liability company may be formed under the laws of the State of Maryland. In pursuit of its purposes, the Company may exercise any and all powers, rights and privileges granted or permitted to limited liability companies under the laws of the State of Maryland.

FOURTH: The address of the Company in Maryland is 540 Western Maryland Parkway, Hagerstown, Maryland 21740.

FIFTH: The name of the resident agent is United Corporate Services, Inc., and the resident’s agent’s address is 20 South Charles Street, Suite 1200, Baltimore, Maryland 21201.

IN WITNESS WHEREOF, the undersigned authorized person has executed these Articles of Organization this 24th day of July, 1998.

Authorized Person: PHOENIX COLOR CORP.

By:	/s/ EDWARD LIEBERMAN
Edward Lieberman, Executive Vice President, Chief Financial Officer and Secretary

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